UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): July 31, 2013 (May 14, 2013)

Aly Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920,
Houston, Texas 77056
(Address of principal executive offices)

Registrant’s telephone number, including area code: 713-333-4000

Preferred Voice, Inc.
3112 Purdue Avenue
Dallas, Texas 75225
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On May 14, 2013, we filed a Current Report on Form 8-K regarding, other matters, the consummation of a share exchange involving Preferred Voice, Inc, Aly Energy Services, Inc. f/k/a Aly Operating, Inc. and the common stockholders of Aly Energy Services, Inc.  This Form 8-K/A is being filed to amend and restate the Current Report on Form 8-K in order to respond to comments received from the Staff of the SEC.

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This Current Report on Form 8-K (this “Report”) contains certain forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are generally identifiable by use of the words “may,” “will,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “expects,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology. These statements may be found in Item 2.01 of this Report under “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations”, as well as in this Report generally, and include statements with respect to, among others:

▪	projected operating or financial results, including any accretion/dilution to earnings and cash flow;
▪	any plans to obtain financing to fund future acquisitions;
▪	prospects for services and expected activity in potential and existing areas of operations;
▪	the effects of competition in areas of operations;
▪	the outlook of oil and gas prices;
▪	the current economic conditions and expected trends in the industry we serve;
▪	the amount, nature and timing of capital expenditures, including future development costs, and availability of capital resources to fund the merger and subsequent capital expenditures;
▪	future financial condition or results of operations and future revenues and expenses; and
▪	business strategy and other plans and objectives for future operations.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

▪	general economic and business conditions;
▪	prices of crude oil and natural gas and industry expectations about future prices;
▪	the business opportunities (or lack thereof) that may be presented to our company and may be pursued; and
▪	changes in laws and regulations.

Should one or more of the factors, risks or uncertainties described above materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Report.

Item 1.01 Entry Into a Material Definitive Agreement

On May 14, 2013, Preferred Voice, Inc. (“Preferred Voice”), Aly Energy Services Inc. (“Aly Energy”) and the common stockholders of Aly Energy entered into a Share Exchange Agreement (the “Exchange Agreement”), pursuant to which the holders of common stock of Aly Energy surrendered all of their shares in exchange for approximately 68 million newly issued shares of common stock of Preferred Voice (the “Share Exchange”), representing approximately 92% of the outstanding common stock of Preferred Voice after giving effect to the Share Exchange. Shares were exchanged at the ratio of 19.91 shares of Preferred Voice common stock for each one share of Aly Energy common stock. Following the Share Exchange, Aly Energy became a subsidiary of Preferred Voice, with Preferred Voice owning all of the outstanding shares of Aly Energy common stock. Kurt Chew, the President of Austin Chalk Petroleum Services Corp. (“Austin Chalk”), a wholly-owned subsidiary of Aly Energy, continues to own all of the outstanding shares of preferred stock of Aly Energy, which shares may, in certain circumstances, convert into shares of Preferred Voice common stock. See “Description of Aly Energy Preferred Stock” below for a description of these shares of preferred stock of Aly Energy.

Prior to the execution and delivery of the Exchange Agreement, the Preferred Voice’s board of directors’ approved the Exchange Agreement and the transactions contemplated thereby. Similarly, the board of directors of Aly Energy approved the Exchange Agreement. Immediately after the execution and delivery of the Exchange Agreement, Preferred Voice amended its certificate of incorporation to change the name of Preferred Voice to “Aly Energy Services, Inc.” and Aly Energy changed its name to “Aly Operating, Inc.”

The Share Exchange closed concurrently with the execution and delivery of the Share Exchange Agreement. Reference is hereby made to Item 2.01 regarding the completion of the Share Exchange.

As used in this Form 8-K, (1) all references to the “Combined Company” refer to Preferred Voice (renamed as “Aly Energy Services, Inc.”) and its subsidiaries, including Aly Energy (renamed as “Aly Operating, Inc.”) and Austin Chalk, following the closing of the Share Exchange, and (2) unless the context otherwise indicates or requires, all references to “we,” “our” and “us” refer to Austin Chalk prior to the acquisition of Austin Chalk by Aly Energy on October 26, 2012, to the combined operations of Aly Energy and Austin Chalk from October 26, 2012, until the Share Exchange on May 14, 2013, and the Combined Company from and after May 14, 2013.

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 14, 2013, Preferred Voice and Aly Energy closed the Share Exchange.

Background; Form 10 Information Requirements.

Preferred Voice was incorporated in 1992 and began operations in 1994 as a traditional 1+ long-distance reseller. Recognizing the declines in telecommunications service prices and the decreasing margins being experienced in long distance sales, Preferred Voice sold its long distance customer base and assets in early 1997. From 1997 until 2005, Preferred Voice focused on the development of voice activated telecommunications services. From 2005 to 2010, Preferred Voice focused its efforts on voice activated service applications that relate to the delivery of content to end-users. In 2010, Preferred Voice sold to a subsidiary of ClearSky Mobile Media, Inc. all of the rights and assets utilized by Preferred Voice in its ringback tone and content delivery products business. Preferred Voice continued its remaining operations through January 2012, at which time it discontinued operations. From and after that date, Preferred Voice was deemed to be a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)). Accordingly, pursuant to the requirements of Item 2.01 of Form 8-K, this Item 2.01 sets forth the information that would be required if the Combined Company were filing a general form for registration of a class of securities on Form 10 under the Exchange Act, with such information reflecting the Combined Company and its securities upon consummation of the Share Exchange. The Combined Company intends to carry on the business of Aly Energy. As a result of closing the Share Exchange, we have relocated our executive offices to the offices of Aly Energy.

Accounting Treatment of the Share Exchange.

The Share Exchange is being accounted for as a reverse-merger and recapitalization. Aly Energy is the acquirer for financial reporting purposes and Preferred Voice is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Share Exchange will be those of Aly Energy and will be recorded at the historical cost basis of Aly Energy, and the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of Preferred Voice and Aly Energy, and the historical operations of Aly Energy and operations of the Combined Company from the closing date of the Share Exchange.

Tax Treatment; Smaller Reporting Company.

The Share Exchange is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986. Following the Share Exchange, the Combined Company continues to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the Securities and Exchange Commission (“SEC”).

Description of Business and Properties

General

Munawar “Micki” Hidayatallah formed Aly Energy in July 2012 for the purpose of creating a worldwide oilfield manufacturing, distribution and services company. Previously, Mr. Hidayatallah served as Chairman and Chief Executive Officer at Allis-Chalmers Energy Inc. (“Allis-Chalmers”) from 2001 until its ultimate sale in 2011. During Mr. Hidayatallah’s tenure, Allis-Chalmers grew sales from approximately $5 million in 2001 to over $650 million in 2010. Allis-Chalmers was ultimately acquired for $1.1 billion in 2011.

In October 2012, Aly Energy completed its platform acquisition of Austin Chalk for $22.5 million, of which $17.9 million (net of cash acquired) was paid in cash, a payable of $0.8 million and $3.8 million was in the form of preferred stock of Aly Energy. Austin Chalk was founded in 2001 as a provider of high performance, explosion-resistant rental equipment and quality assurance services for land-based horizontal drilling. Austin Chalk offers a robust inventory of surface rental equipment as well as roustabout service, which is responsible for delivery of equipment and rig-up on well sites. Delivering high quality service has been a key focus over the years, and Austin Chalk routinely sends service technicians to location to inspect and service equipment. This service advantage and preventative maintenance keeps the equipment working properly while on location.

Strategy

Our growth strategy consists of the following elements, focused on pursuing organic growth at Austin Chalk and the acquisition of new businesses:

▪
Increase existing inventory of Austin Chalk rental products. We are investing in additional equipment to allow Austin Chalk to better meet demand for existing and new products. Austin Chalk has routinely turned down additional business because of constraints with the size of its rental fleet. Similarly, Austin Chalk frequently receives requests for equipment it does not have in its fleet. Since completing the acquisition of Austin Chalk in October 2012, we have invested approximately $5.0 million to increase the number of mud circulating tanks and ancillary equipment in Austin Chalk’s inventory.

▪
Add products and services. By expanding the scope of the Austin Chalk rental fleet, we expect to further penetrate our markets and increase market share. Our customers regularly request us to provide additional equipment and services that are not currently offered by Austin Chalk, such as frac tanks, generators, crane and trucking services, flare igniters, choke manifolds, hydraulic chokes and temporary housing. In 2013, we have expanded our rental fleet to include containment systems and driveovers and we have expanded our service offerings to include clean out services in response to such requests. We believe that investment in additional types of equipment and services will enhance our capacity to grow and serve our clients more completely.

▪
Expand into new geographic markets. Austin Chalk operates almost exclusively for customers conducting operations in the Eagle Ford formation in Central Texas. We have recently established an anchor customer in the Permian Basin and have received requests from other customers in that geographic market for our equipment and services. We opened a new yard in San Angelo, Texas in 2013 to serve the Permian Basin in response to these requests. We have allocated equipment to meet the specific requirements of our anchor customer and we have hired local personnel in order to begin operations in the Permian Basin in the second quarter of 2013. Additional geographic expansion in the United States will be based on establishing relationships with anchor customers in markets we do not currently serve and on our ability to meet the equipment and service requirements of those customers.

▪
Identify and invest in complementary businesses with a proven track record. Our ideal acquisition target operates within the oil and liquid gas basins and offers products and services that can be differentiated from competitors. Potential targets should have a focus on high-quality products and services. We prefer targets with more than five years of operating history and a recognizable customer base that can be leveraged for additional growth opportunities. Our strategy is to identify and complete acquisitions that would give us the ability to expand our portfolio of products and services and to diversify our geographic presence without having a strong dependency on technology enabled services.

▪
Facilitate Acquisition Integration Process. We prefer to retain key employees at potential target companies in an effort to facilitate the initial integration process. As a part of our philosophy of centralized control with de-centralized management, any future acquisitions will be integrated into the holding company as operating subsidiaries until we reach a scale that would make it appropriate to re-brand under Aly Energy Services.

Products and Services

Austin Chalk provides mud circulating systems and ancillary rentals and services to its customers. Austin Chalk has more than 208 mud circulating tanks (400 and 500 barrel capacity) in its rental fleet. Tanks are typically rented for the length of time needed to drill a well. In many cases the operator will opt to keep this equipment as a rig moves between drill sites. Tanks are inspected and worn parts are replaced on customer location as needed or when returned to the yard.

400-Barrel Mud Circulating Systems. Austin Chalk currently has approximately 95 vertical 400-barrel mud circulating systems. Austin Chalk developed its vertical 400-barrel system as an innovative solution that minimizes on-site kill mud and active mud storage to address some operators’ need to reduce location size. This design gives Austin Chalk a significant advantage over standard horizontal tanks when a smaller footprint is required. These tanks take up only one-third the space typically needed for conventional frac tanks and 500 barrel skidded tanks. The 400-barrel mud circulating tanks have customized jet-line designs that provide improved circulation and result in a more consistent drilling mud. This specific design ensures the mud is ready when needed thus reducing the time required to condition the mud and the costs associated with material “fall-out”. The entire tank system can be rented as a package with a diesel or electric mud pump, hoses and wood mats for an additional cost.

500-Barrel Mud Circulating Systems. In addition to the 400-barrel systems, Austin Chalk currently owns approximately 113 500-barrel mud-circulating systems and subleases approximately 26 500-barrel mud-circulating systems. The Austin Chalk 500-barrel mud-circulating system is available in either skid or trailer mount and is typically rented as a package with diesel or electric mud pump and hoses for an additional charge. These 500-barrel systems are highly mobile and have rounded bottoms with customized jet-lines for better circulating which ensures a more consistent mud and easier cleanout at the completion of a job.

Mud Pumps. Austin Chalk’s rental fleet includes approximately 25 electric and 14 diesel powered mud pumps. The majority of Austin Chalk’s pumps are mounted to the circulating tanks and rented as a package. All of the electric and diesel powered pumps have a customized filter positioned in the flow line from the tank to the rig to ensure better consistency of the mud with no trash transferred. Pumps are serviced when returned to the yard or can be maintained at the drill site for longer-term rentals.

Mud Gas Separators. Austin Chalk has approximately 20 mud gas separators (also known as gas busters) in its rental fleet. This equipment is utilized to safely separate and flare natural gas from drilling fluids. Austin Chalk’s competitors do not typically offer delivery and rig-up services with the equipment being rented and the customers are required to hire third parties to perform these services. Austin Chalk differentiates itself by providing delivery and rig-up of mud-gas separators which results in a significant cost savings to Austin Chalk’s customers.

Transfer Pumps and 3” Polyurethane Pipe. Austin Chalk has approximately 10 diesel powered transfer pumps and 6 miles of quick-line pipe available for rent. The transfer pumps and pipe are typically used to transfer fluids to and around the drill site. This flexible polyurethane pipe has a 3” inner diameter and is available on coils.

Skimming Systems. Austin Chalk’s fleet also includes five skimming systems. Skimming systems are used to skim oil during the drilling process. After the oil is skimmed, it is transferred to on-site frac tanks while the water which has been separated is transferred back to the rig for drilling. Skimming systems are most often used when underbalanced conditions exist in a well being drilled horizontally or when coiled tubing units are being used to drill out plugs in a well with multiple fractured zones. We are currently building three additional units based on increased demand for this product.

Other Equipment. In addition to the equipment described above, Austin Chalk’s rental fleet also includes diesel powered mud mixing units, light towers, crossovers for flare lines, crossovers for 4" mud transfer lines, containment systems with stairs, 4"x4" electric water transfer pumps, portable fuel tanks, frac tanks, light towers and generators, welding machines, forklifts, air compressors, steam cleaners, winch trucks, trailers, and other miscellaneous related equipment.

Services. Austin Chalk provides services, such as trucking and rig-up/rig-down services, and roustabouts may also provide cleaning, maintenance, and decommissioning services. In 2012 and 2011, approximately 35% and 36% of our revenues came from the provision of services, and the remainder from rentals of our products.

Manufacturing and Service Operations

Austin Chalk fabricates a large portion of the equipment in its rental fleet. During 2012, Austin Chalk employed an average of approximately 12 full time fabricators. These employees spend an estimated 95% of their time on the fabrication of new fleet equipment and 5% on their time on repair & maintenance of existing equipment. Fabrication takes place in its 5,000 square foot fabrication shop at its location in Giddings, Texas. Austin Chalk manufactures and/or retrofits most of the equipment in its rental fleet. Austin Chalk’s fleet of rental equipment is typically active on 30 to 40 rigs at any given time.

A significant portion of Austin Chalk’s revenue is derived from services, such as trucking and rig-up/rig-down services. Roustabouts may also provide cleaning, maintenance, and decommissioning services. The Giddings facility employs a GPS fleet tracking and mapping system on its service vehicles to ensure quick response time and dependable service for its customers 24 hours per day, 7 days a week.

Marketing and Customers

Austin Chalk provides equipment and services to several well-known, established operators, including Petrohawk Energy Corporation (a subsidiary of BHP Billiton Ltd.), Southern Bay (a subsidiary of Halcón Resources, LLC.), Anadarko Petroleum Corporation, XTO Energy Inc., Chesapeake Energy Corporation, EnCana Corporation and Marathon Oil Corporation. In 2012, the top 10 customers accounted for approximately 92% of total revenues, Petrohawk Energy Corporation alone accounted for approximately 52% of total revenue, and Chesapeake Energy Corporation accounted for approximately 18% of total revenue. Austin Chalk has concentrated its efforts on serving customers operating in the Eagle Ford Shale formation. The Eagle Ford Shale is a hydrocarbon producing formation in Texas known for its capability of producing more gas and oil than other traditional shale plays. The shale play trends across Texas from the Mexican border up into East Texas, roughly 50 miles wide and 400 miles long with an average thickness of 250 feet. The Eagle Ford is the source rock for the Austin Chalk formation and the giant East Texas Field.

Austin Chalk’s reputation for quality equipment and service has led to a majority of its sales being generated through inquiry from customers. Additionally, Austin Chalk employs five sales people responsible for managing relationships with those customers, developing new relationships and further penetrating the existing customer base.

Employees

Austin Chalk currently employs approximately 115 individuals, consisting of 100 skilled laborers and 15 administrative and sales related employees. More than 90% of Austin Chalk’s employees are compensated on an hourly basis.

Aly Energy currently employs four individuals, including the chief executive officer, the chief operating officer, the chief financial officer and an administrative employee.

Legal Proceedings

Although we may, from time to time, be a party to certain lawsuits in the ordinary course of business, we are not currently involved in any lawsuits that would have a material adverse effect on our results of operations, financial condition, or cash flows.

Properties

Our corporate headquarters are located in a facility in Houston, Texas, consisting of approximately 1,700 square feet of office space under a lease that expires in July 2018. This facility accommodates our executive offices. Austin Chalk leases a 7.5-acre facility in Giddings, Texas, owned by Austin Chalk’s former owner. We pay rent of $4,000 per month for the facility, which is considered fair market value. This facility includes a 5,000 square foot fabrication shop where fabricators manufacture and repair equipment in its rental fleet. All of Austin Chalk’s operations are currently managed from this facility. Austin Chalk entered into a lease for a new yard in San Angelo, Texas and will begin managing operations for the Permian Basin from this facility in the second quarter of 2013. We believe that our existing facilities are suitable and adequate and that we have sufficient capacity to meet our current anticipated needs.

Risk Factors

Risks Related to Our Business

Our business depends on domestic drilling activity and spending by the oil and natural gas industry in the United States. Our business has been and may continue to be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make expenditures to explore for and to develop and produce oil and natural gas in the United States. Our customers’ willingness to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which management has no control, such as:

▪	domestic and worldwide economic conditions;
▪	the supply of and demand for oil and natural gas;
▪	long lead times associated with acquiring equipment and shortages of qualified personnel;
▪	the level of prices, and expectations about future prices, of oil and natural gas;
▪	the cost of exploring for, developing, producing and delivering oil and natural gas;
▪	the expected rates of declining current production;
▪	the discovery rates of new oil and natural gas reserves;

▪	available pipeline, storage and other transportation capacity;
▪	federal, state and local regulation of exploration and drilling activities;
▪	weather conditions, including hurricanes that can affect oil and natural gas operations over a wide area;
▪	political instability in oil and natural gas producing countries;
▪	technical advances affecting energy consumption;
▪	the price and availability of alternative fuels;
▪	the ability of oil and natural gas producers to raise equity capital and debt financing; and
▪	merger and divestiture activity among oil and natural gas producers.

Current and anticipated oil and natural gas prices and the related level of drilling activity and general production spending in the areas in which we have operations primarily influence the demand for our services. The level of oil and natural gas exploration and production activity in the United States is volatile and this volatility could have a material adverse effect on the level of activity by our customers. A reduction by our customers of activity levels may cause a decline in the demand for our services or adversely affect the prices that we can charge or collect for our services. In addition, any prolonged substantial reduction in oil and natural gas prices would likely affect oil and natural gas production levels and, therefore, affect demand for the services we provide. Moreover, a decrease in the development rate of oil and natural gas reserves in our market areas, whether due to increased governmental regulation of or limitations on exploration and drilling activity or other factors, may also have an adverse impact on our business, even in an environment of stronger oil and natural gas prices.

Competition within the oilfield services industry may adversely affect our ability to market our services.

The oilfield services industry is competitive and fragmented and includes numerous small companies capable of competing in our markets on a local basis as well as several large companies that possess substantially greater financial and other resources than us. Our larger competitors’ greater resources could allow them to compete more effectively than us. Our competitors may offer products and services at a relatively low cost. Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics, or that better address environmental concerns, than our products and services. Competitive pressures, excess capacity in our industry or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition.

Increased prices charged by manufacturers of our products and/or interruptions in deliveries of products could adversely affect our profitability, margins, and revenues.

We depend upon a limited number of suppliers for the supply of raw materials. Increased prices charged by our manufacturers could materially and adversely impact our results of operations. In addition, interruptions or a work stoppage by our manufacturers could adversely affect our operations until arrangements with alternate suppliers could be made, which new arrangements may be more costly.

We may not be able to grow successfully through future acquisitions, or to integrate the businesses we do acquire effectively.

Our business strategy includes growth through the acquisition of other businesses. However, we may not be able to identify attractive acquisition opportunities or successfully acquire identified targets on terms favorable to us. Competition for acquisition opportunities is substantial and may escalate, increasing our cost of making future acquisitions or causing us to refrain from making acquisitions. In addition, we may not be successful in integrating future acquisitions into our existing operations, which may result in unforeseen operational difficulties, diminished financial performance or our inability to report financial results and may require a disproportionate amount of our management’s attention. If we fail to manage future acquisitions effectively, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management and legal/compliance information systems to keep pace with the growth of our business.

Acquisitions that we complete could present a number of risks, including but not limited to:

▪
incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

▪	failure to integrate the operations or management of any acquired operations or assets successfully and timely;
▪	possible adverse effects on our operating results during the integration process;
▪	potential loss of key employees and customers of the acquired companies;
▪	potential lack of experience operating in a geographic market of the acquired business;
▪	an increase in our expenses and working capital requirements;
▪	the possible inability to achieve the intended objectives of the business combination; and
▪	the diversion of management’s attention from existing operations or other priorities.

We are vulnerable to the potential difficulties associated with rapid growth and expansion.

We intend to grow at a significant pace over the next several years through organic growth and acquisitions of other businesses. We believe that our future success depends on our ability to manage such growth and the demands from increased responsibility on our management. The following factors could present difficulties to us:

▪	lack of sufficient executive-level personnel;
▪	increased administrative burden;
▪	increased organizational challenges common to large, expansive operations; and
▪	long lead times associated with acquiring equipment.

Our operating results could be adversely affected if we do not successfully manage these potential difficulties.

We may require additional capital in the future, which may not be available to us, or the terms of such financings may negatively impact our business.

Our acquisition strategy requires significant capital. We may need to raise additional funds through debt or equity financings. Adequate funds may not be available when needed or may not be available on favorable terms. If funding is insufficient at any time in the future, we may be unable fund acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business. In addition, any debt service requirements or financial covenants may impose a significant burden on us, which may adversely affect our results of operations and financial condition. We may be required to meet or maintain certain financial ratios, which could limit our flexibility and adversely affect our business. Our future capital requirements will primarily depend on the frequency, timing, size and success of our acquisitions.

Our operating history may not be sufficient for investors to evaluate our business and prospects.

The historical financial information included in this Report is not necessarily indicative of future results. We have a limited operating history. In addition, we have grown significantly over the last few years. This may make it more difficult for investors to evaluate our business and prospects and to forecast our future operating results. Our future results will depend on our ability to efficiently manage our operations and execute our business strategy.

We depend on significant customers for a substantial portion of our revenue.

We derive a significant amount of our revenue from exploration and production companies and drilling contractors that are active in our markets. For the year ended December 31, 2012, Petrohawk Energy Corporation alone accounted for approximately 52% of total revenue, and Chesapeake Energy Corporation accounted for approximately 18% of total revenue. Our inability to continue to perform services for a number of our large existing customers, or price reductions required in order to retain the business of key customers, such as was required with our largest customer, could materially and adversely affect our business and operations. Moreover, if any of these customers fails to remain competitive in their respective markets, encounters financial or operational problems or consolidates with a third party, our revenue and profitability may decline.

We are subject to the credit risk of our customers.

We provide credit to our customers in the normal course of business and generally do not require collateral in extending such credit. This exposure, coupled with material instances of default, could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to undertake collection efforts that could cause our business from certain customers to decline, or the collection of certain receivables could become impossible, requiring us to write them off.

If we are unable to attract and retain senior management and qualified technical, research and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

Our operations are subject to hazards inherent in the oil and natural gas industry.

The operational risks inherent in our industry could expose us to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages. The frequency and severity of such incidents will affect our operating costs, insurability and relationships with customers, employees and regulators. In particular, our customers may elect not to retain our services if they view our safety record as unacceptable, which could cause us to lose customers and substantial revenue.

We do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. We evaluate certain of our risks and insurance coverage annually. After carefully weighing the costs, risks, and benefits of retaining versus insuring various risks, we occasionally opt to retain certain risks not covered by our insurance policies. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable, and there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance costs prohibitive. In addition, our insurance is subject to coverage limits and some policies exclude coverage for damages resulting from environmental contamination.

We are subject to federal, state and local regulation regarding issues of health, safety and protection of the environment. Under these regulations, we may become liable for penalties, damages or costs of remediation. Any changes in laws and government regulations could increase our costs of doing business.

Our operations and the operations of our customers are subject to extensive and frequently changing regulation. More stringent legislation or regulation or taxation of natural gas drilling activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore reduced demand for our services. Numerous federal, state and local departments and agencies are authorized by statute to issue, and have issued, rules and regulations binding upon participants in the oil and gas industry. Our operations and the markets in which we participate are affected by these laws and regulations and may be affected by changes to such laws and regulations, which may cause us to incur materially increased operating costs or realize materially lower revenues, or both.

Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. The modification or interpretation of existing laws or regulations, or the adoption of new laws or regulations, could curtail exploratory or developmental drilling for oil and natural gas and could limit wellsite services opportunities. Additionally, environmental groups have advocated increased regulation in certain areas in which we currently operate or in which we may operate in the future. These initiatives could lead to more stringent permitting requirements, increased regulation, possible enforcement actions against the regulated community, and a moratorium or delays on permitting, which could adversely affect our wellsite service opportunities.

Some environmental laws and regulations may impose strict liability, which means that in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred as a result of conduct of, or conditions caused by, prior operators or other third parties. Clean-up costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations could be substantial and could have a material adverse effect on our financial condition. We maintain insurance against some risks associated with underground contamination that may occur as a result of wellsite service activities. However, this insurance is limited to activities at the wellsite, and this insurance may not continue to be available or may not be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations.

Increased regulation of hydraulic fracturing could result in reductions or delays in oil and gas production by our customers, which could adversely impact our revenues.

A portion of our customers’ oil and gas production is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. We do not engage in any hydraulic fracturing activities although many of our customers do. Legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act. Any such legislation could make it easier for third parties opposed to hydraulic fracturing to initiate legal proceedings against our customers. In addition, the federal government is currently undertaking several studies of hydraulic fracturing’s potential impacts, the results of which are expected to be available between now and 2014. During 2012, the Department of the Interior’s Bureau of Land Management (“BLM”) issued a proposed rule to regulate hydraulic fracturing on public and Indian land. The rule would require companies to publicly disclose the chemicals used in hydraulic fracturing operations to the BLM after fracturing operations have been completed and includes provisions addressing well-bore integrity and flowback water management plans. Several states, including states in which our customers do business, such as Texas and Colorado, have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. The chemical ingredient information for hydraulic fracturing fluid is generally available to the public through online databases, and this may bring more public scrutiny to hydraulic fracturing operations. We cannot predict whether any other legislation will ever be enacted and if so what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and prohibitions for our customers, which could reduce demand for our services and materially adversely affect our results of operations.

Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the natural gas services we provide.

In recent years, the U.S. Congress has considered legislation to restrict or regulate emissions of greenhouse gases, or GHGs, such as carbon dioxide and methane that may be contributing to global warming. It currently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. In general, the number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. Depending on the scope of a particular program, we could be required to purchase and surrender allowances for GHG emissions resulting from our operations. Although most of the state-level initiatives have to date been focused on large sources of GHG emissions, such as electric power plants, it is possible that our operations could become subject to state-level GHG-related regulation.

Independent of Congress, the EPA has begun to adopt federal-level regulations controlling GHG emissions under its existing Clean Air Act authority. In 2009, the EPA issued required findings under the Clean Air Act concluding that emissions of GHGs present an endangerment to human health and the environment, and issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S. beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities. These rules require data collection beginning in 2011 and reporting beginning in September 2012. On May 12, 2010, the EPA also issued a final rule, known as the ‘‘Tailoring Rule,’’ that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the Clean Air Act. As a result of this continued regulatory focus, future GHG regulations of the oil and gas industry remain a possibility.

Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing GHG emissions would impact our business, either directly or indirectly, any future federal or state laws or implementing regulations that may be adopted to address GHG emissions could require us to incur increased operating costs and could adversely affect demand for the natural gas our customers extract using our services. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for oil natural gas, resulting in a decrease in demand for our services. We cannot predict with any certainty at this time how these possibilities may affect our operations.

Delays in obtaining permits by our customers for their operations or by us for our operations could impair our business.

Our customers’ operations require permits from various governmental agencies, including the federal government, state agencies and local municipalities. The ease of obtaining the necessary permits depends on the type of operation and the state in which the operation will take place. As with all governmental permit processes, permits may not be issued in a timely fashion, or at all. As a result, the operations of our customers may be interrupted or suspended for long periods of time, which could cause us to lose revenue and have a material adverse effect on our results of operation.

An increase in the importation of liquefied natural gas, or LNG, as a substitute for oil and natural gas may reduce the level of drilling activities in North America, which may have a material adverse effect on our business.

The importation of LNG may become increasingly important as a supply source necessary to meet domestic natural gas demand. If the importation of LNG increases, replaces or supplements oil and natural gas production as a source for natural gas, then the level of North American drilling activity related to oil and natural gas may decrease. Our services support drilling for oil and natural gas. Consequently, a substantial reduction in oil or natural gas production levels could have a material adverse effect on our business, even in an environment of stronger oil and natural gas prices.

We may be subject to litigation, which, if adversely determined, could result in substantial losses.

We may be, from time to time, during the ordinary course of business, subject to various litigation claims and legal disputes, including contract, lease, employment, and regulatory claims. Certain litigation claims may not be covered entirely or at all by our insurance policies or our insurance carriers may seek to deny coverage or impose significant deductibles. In addition, litigation claims can be expensive to defend and may divert our attention from the operations of our business. Further, litigation, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on our business, financial condition, results of operations, and cash flows and, because we cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

Governmental taxation policies could adversely affect our business, financial condition, and results of operations.

Substantive changes in federal and state tax laws could materially and adversely affect our results of operations. In addition, the final determination of our income tax liabilities involves the interpretation of various federal and state laws and regulations, as well as the significant use of estimates and assumptions regarding the scope of past, current and future operations and results achieved and the timing and nature of income earned and expenditures incurred. Changes in the operating environment, including changes in or interpretation of tax law and currency/repatriation controls, could affect the determination of our income tax liabilities for a tax year.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our common stock may be adversely affected.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices required for us as a publicly traded and reporting company. It may be difficult to design and implement effective internal control over financial reporting for combined operations following the Share Exchange and other businesses which we may acquire in the future. In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending December 31, 2013. Our management may conclude that our internal control over financial reporting is not effective. This conclusion could adversely impact the market price of our common stock due to a loss of investor confidence in the reliability of our reporting processes. In addition to the added strain that this process will create on our management, we also expect to incur additional costs and expenses associated with public company reporting obligations, including additional legal and accounting costs to comply with the requirements of the Exchange Act that will apply to us as a public company. We are not currently able to accurately quantify these additional costs and expenses.

Risks Related to Ownership of our Common Stock

We may issue additional capital in the future, which could substantially dilute or otherwise adversely affect rights of holders of our common stock.

Our acquisition strategy requires significant capital. We may need to raise significant additional funds through equity financings. Holders of our common stock could experience substantial dilution if we issue additional capital stock in the future. Our future capital requirements will primarily depend on the frequency, timing, size and success of our acquisitions.

Delaware law contains provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Delaware law prohibits us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our common stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. These provisions could limit the price that potential acquirers might be willing to pay in the future for shares of our common stock.

Because we have no current plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. For example, our credit agreement with Wells Fargo limits our ability to pay dividends. Investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Because our common stock is subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock, which adversely affects its liquidity and market price.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect that the market price of our common stock on the Over-The-Counter Bulletin Board (“Bulletin Board”) will be substantially less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to purchase and sell or otherwise make it difficult to sell shares of penny stocks. This may have a depressive effect upon our common stock price.

Our management will be able to exert control over us to the detriment of minority stockholders.

Our executive officers and directors own approximately 28% of our outstanding common stock, after giving effect to the Share Exchange. These stockholders, if they act together, may be able to control our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

▪	Actual or anticipated variations in our quarterly results of operations;
▪	Our failure to meet financial analysts’ performance expectations;
▪	Changes in earnings estimates;
▪	Short selling activities; or
▪	Changes in market valuations of similar companies.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand Aly Energy, our operations, and our current operating environment.  For an understanding of the significant factors that influenced our performance during the periods presented herein, the MD&A should be read in conjunction with the financial statements and related notes included in this report on Form 8-K.  As used in the discussion below, “we,” “our,” and “us” refers to Austin Chalk prior to the inception of Aly Energy on July 17, 2012, to the combined operations of Aly Energy and Austin Chalk from July 17, 2012, until the reverse acquisition of Aly Energy by Preferred Voice on May 14, 2013, and the combined operations of Aly Energy, Austin Chalk and Preferred Voice from and after May 14, 2013.

Overview of Our Business

We are a provider of surface rental equipment and a roustabout service which is responsible for delivery of equipment and rig-up on well sites.  Our primary products include mud circulating tanks (400 and 500 barrel capacity), mud pumps, mud gas separators, transfer pumps and 3” polyurethane pipe, and skimming systems.  We fabricate several of our products in-house.  Our operations are currently based in Giddings, Texas, from where we service the Eagle Ford shale and other areas in Texas.

We derive the majority of our operating revenues from rates per day for the rental of equipment.  The remainder of our operating revenues are generated by delivery and rig-up services which we provide in conjunction with the rental of equipment.  These services are typically billed at a flat rate per job but in certain cases the customer is billed at an hourly rate.  The price we charge for our services depends on both the level of activity within the geographic area in which we operate and also the competitive environment.

Our operating costs do not fluctuate in direct proportion to changes in revenue.  Our operating expenses consist of both fixed and variable costs.  Variable costs, which are directly correlated with revenue, can be further reduced by our investment in rental and transportation equipment.

Current and anticipated oil and natural gas prices and the related level of drilling activity and general production spending in the areas in which we have operations primarily influence the demand for our services. The level of oil and natural gas exploration and production activity in the United States is volatile, and may vary based on oil prices, governmental regulation, governmental limitations on exploration and drilling activity and other factors.

In 2012, our top 10 customers accounted for approximately 92% of total revenues. Our largest customer accounted for approximately 52% of total revenue and our second largest customer accounted for approximately 18% of total revenue. During the three months ended March 31, 2013, our top 3 customers accounted for approximately 75% of total revenues.  Our largest customer accounted for approximately 50% of total revenue and our second largest customer accounted for approximately 15% of total revenue.  As a result, we are reliant on these two customers for the majority of our business.

Inception of Aly Energy

On July 17, 2012, Aly Energy was incorporated with the strategic objective of acquiring, integrating and growing a global oilfield services operation.

Acquisition of Austin Chalk

On October 26, 2012, Aly Energy acquired Austin Chalk Petroleum Services (“Austin Chalk”) for a total purchase price of $22.5 million, net of cash acquired of approximately $58,000. Total consideration included $17.9 million cash, a payable of $0.8 million and the issuance of 4.0 million shares of preferred stock, $0.01 par value, at fair value of $3.8 million.

We recorded approximately $1.4 million of costs related to the acquisition during the year ended December 31, 2012, of which $0.2 million are included in corporate expenses. The remaining costs of $0.5 million and $0.7 million were capitalized as deferred financing costs and deducted from equity as stock issuance costs, respectively.

Results of Operations

The results in the table below represent the results of Austin Chalk for the three months ended March 31, 2012 and the results of Aly Energy consolidated for the three months ended March 31, 2013.  Aly Energy consolidated results include the operating results of Austin Chalk and corporate expenses associated with Aly Energy standalone.  Aly Energy standalone did not have any revenues, cost of revenues or gross profit.

	Three Months Ended March 31,
	2013	2012	$ Change

Revenue	$4,397	$3,009	$1,388
Costs and Expenses
Direct costs	1,055	412	643
Depreciation	285	287	(2)
Amortization	131	-	131
Selling, general and administrative expenses	1,854	787	1,067
Corporate expenses	431	-	431
Operating income	641	1,523	(882)
Other (expense) income
Interest expense	(122)	(9)	(113)
Other Income	3		3
Total other expenses net	(119)	(9)	(110)
Net income before income tax	522	1,514	(992)
Provision for income taxes	(125)	(40)	(85)
Net income	$397	$1,474	$(1,077)

Comparison of the Three Months Ended March 31, 2013 and the Three Months Ended March 31, 2012

Our revenues for the three months ended March 31, 2013 were $4.4 million, an increase of 46.1% compared to $3.0 million for the three months ended March 31, 2012.  Revenues increased primarily due to the expansion of the rental fleet through both investment in new equipment, including mud circulating tanks (400 and 500 barrel capacity), diesel mud pumps, skimming systems, and light towers, and the sub-rental of additional equipment as necessary to meet customer demand. We also diversified our customer base in our existing areas of operation by adding new customers.

Our direct costs for the three months ended March 31, 2013 increased 156.1% to $1.1 million, or 24.0% of revenues, compared to $0.4 million, or 13.7% of revenues for the three months ended March 31, 2012.  The increase in direct costs as a percent of revenues is primarily due to increased sub-rental expense, increased third party trucking expense and increased fuel expense.  Austin Chalk sub-rented an insignificant amount of equipment in the three months ended March 31, 2012 compared to sub-renting over 100 mud circulating tanks (500 barrel capacity) and other equipment during the three months ended March 31, 2013 in order to meet increasing customer demand.  The increases in third party trucking expense and fuel expense relate to the rapid increase in activity in sections of the Eagle Ford shale which are a greater distance from the Austin Chalk yard than the areas serviced during the three months ended March 31, 2012. No payroll, or related burden, is included in direct costs.

Depreciation expense was $0.3 million for the three months ended March 31, 2013, which was consistent with the three months ended March 31, 2012.

Selling, general and administrative expense was $1.9 million for the three months ended March 31, 2013, compared to $0.8 million for the three months ended March 31, 2012.  The $1.1 million increase in selling, general and administrative expenses is primarily due to increased payroll expense as headcount went from 53 at March 31, 2012 to 94 at March 31, 2013 to manage the rapid increase in activity.

Corporate expense was $0.4 million for the three months ended March 31, 2013, consisting primarily of payroll for Aly Energy executives of $0.3 million and $0.1 million of legal and professional fees, including auditing and accounting fees.  We did not begin to incur corporate expense until the incorporation of Aly Energy on July 17, 2012, as such, the results for the three months ended March 31, 2012 do not include any corporate expense.

Amortization expense, resulting from the intangible assets obtained in conjunction with the acquisition of Austin Chalk on October 26, 2012, was $0.1 million for the three months ended March 31, 2013.  Austin Chalk did not have any intangible assets on its balance sheet prior to the acquisition.

Interest expense was $0.1 million for the three months ended March 31, 2013 compared to $9,000 for the three months ended March 31, 2012. The interest expense for the three months ended March 31, 2013 relates to debt associated with a credit agreement entered into on October 26, 2012, and loan costs related to the acquisition of ACPS.

Our income tax expense for the three months ended March 31, 2013, was $0.1 million, or 23.9% of our income before income taxes, compared to $40,000 of income tax expense for the three months ended March 31, 2012.  Prior to the acquisition by Aly Energy on October 26, 2012, Austin Chalk operated as an S-corporation and was not subject to federal income tax, but was subject to Texas franchise tax.

The 2012 results in the table below include the results of Austin Chalk from January 1, 2012, through the date of the acquisition of Austin Chalk by Aly Energy on October 26, 2012, and the results of Aly Energy (including the Austin Chalk results from date of acquisition) from inception (July 17, 2012) through December 31, 2012. From the date of inception (July 17, 2012) until the acquisition of Austin Chalk on October 26, 2012, Aly Energy did not have any revenues, cost of revenues or gross profit.

		Successor	Predecessor
		July 17	January 1
	Year Ended	through	through	Year Ended
	December 31,	December 31,	October 26,	December 31,
	2012	2012	2012	2011

REVENUE	$15,946,103	$3,509,697	$12,436,406	$7,380,381
COST OF REVENUES
DIRECT COSTS	2,443,868	602,391	1,841,477	1,016,164
DEPRECIATION	1,176,922	371,615	805,307	538,499
AMORTIZATION	87,012	87,012	-	-

GROSS PROFIT	12,238,301	2,448,679	9,789,622	5,825,718

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	5,506,678	1,190,360	4,316,318	3,166,327
CORPORATE EXPENSES	352,212	352,212	-	-

INCOME FROM OPERATIONS	6,379,411	906,107	5,473,304	2,659,391

OTHER (EXPENSE) INCOME
Interest income	1,690	135	1,555	2,305
Interest expense	(110,953)	(81,151)	(29,802)	(926)
Other income	49,138	-	49,138	-
TOTAL OTHER (EXPENSE) INCOME	(60,125)	(81,016)	20,891	1,379

INCOME BEFORE INCOME TAXES	6,319,286	825,091	5,494,195	2,660,770

INCOME TAX EXPENSE	227,632	227,632	-	-

NET INCOME	$6,091,654	$597,459	$5,494,195	$2,660,770

PREFERRED STOCK DIVIDENDS	(36,112)	(36,112)	-	-

ACCRETION OF PREFERRED STOCK	(9,932)	(9,932)	-	-

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,045,610	$551,415	$5,494,195	$2,660,770

Comparison of the Years Ended December 31, 2012, and December 31, 2011

Our revenues for the year ended December 31, 2012, were generated solely by Austin Chalk, and were $15.9 million, an increase of 116.1% compared to $7.4 million for the year ended December 31, 2011. Revenues increased primarily due to improved equipment utilization and the expansion of the rental fleet through investment in new equipment, including mud circulating tanks (400 and 500 barrel capacity), diesel mud pumps, skimming systems, and light towers, and through the sub-rental of additional equipment.

Our direct costs for the year ended December 31, 2012, were also generated solely by Austin Chalk, and increased 140.5% to $2.4 million, or 15.3% of revenues, compared to $1.0 million, or 13.8% of revenues for the year ended December 31, 2011. The increase in direct costs as a percent of revenues is primarily due to increased sub-rental expense, increased third party trucking expense and increased fuel expense. Austin Chalk sub-rented an insignificant amount of equipment in 2011 compared to sub-renting over 100 mud circulating tanks (500 barrel capacity) and other equipment to meet increased demand in 2012. The increases in third party trucking expense and fuel expense relate to the rapid increase in activity in the Eagle Ford shale which is a greater distance from the Austin Chalk yard than the primary markets served in 2011.

Depreciation and amortization expense was $1.3 million for the year ended December 31, 2012, compared to $0.5 million for the year ended December 31, 2011. The increase in depreciation and amortization expense is due to the larger asset base in 2012, the write-up of the assets to fair market value on the acquisition date (October 26, 2012), and the amortization of intangible assets obtained with the acquisition.

Selling, general and administrative expense was $5.5 million for the year ended December 31, 2012, compared to $3.2 million for the year ended December 31, 2011. The $2.3 million increase in selling, general and administrative expenses is primarily due to increased payroll expense as Austin Chalk hired a significant amount of new employees in 2012 to manage the rapid increase in activity.

Corporate expense was $0.4 million for the year ended December 31, 2012, consisted primarily of payroll for Aly Energy executives and $0.2 million of non-recurring legal fees associated with the acquisition of Austin Chalk. We did not incur corporate expenses in 2011 because Aly Energy was not incorporated until July 17, 2012.

Total other expense for the year ended December 31, 2012, was $60,000 compared to other income of $1,000 for the year ended December 31, 2011. The increase is attributable to the incurrence of approximately $110,000 interest expense associated with borrowing $8.3 million under a new term loan in October 2012.

Our income tax expense for the year ended December 31, 2012, was $0.2 million, or 3.6% of our income before income taxes, compared to no income tax expense for the year ended December 31, 2011. Prior to the acquisition by Aly Energy on October 26, 2012, Austin Chalk operated as an S-corporation and was not subject to federal income tax. Income tax expense for Aly Energy for the period from inception on July 17, 2012, through December 31, 2012, was $0.2 million, or 27.6% of income before income taxes.

The net income attributable to common shareholders for the years ended December 31, 2012, and December 31, 2011, was $6.0 million and $2.7 million, respectively, after $46,000 and $0 in preferred stock dividends and accretion, respectively. The preferred stock dividends relate to 4.0 million shares of $0.01 par value preferred shares which receive a paid-in-kind dividend at a rate of 5.0% per annum.

Liquidity and Capital Resources

Our on-going capital requirements arise primarily from our need to acquire equipment to increase our existing rental fleet and to expand product offerings and service lines, to service our debt, and to fund our working capital requirements. Our primary source of liquidity has been internal cash flows from operations. Proceeds from the issuance of debt and equity funded the acquisition. Future funds are expected to be provided by operating cash flow and, to the extent we determine to do so, the issuance of debt and equity.

The net cash provided by or used in our operating, investing, and financing activities during the three months ended March 31, 2012 and 2013 is summarized below (in thousands):

	Three Months Ended March 31,
Cash provided by (used in):	2013	2012
Operating activities	$2,975	$2,130
Investing activities	(3,916)	(286)
Financing activities	168	(53)
Change in cash and cash equivalents	$(773)	$1,791

Operating Activities

For the three months ended March 31, 2013, we generated $3.0 million of cash from operating activities.  Our net income for this period was $0.4 million.  Non-cash additions to net income totaled $0.5 million consisting primarily of $0.4 million of depreciation and amortization.

During the three months ended March 31, 2013, changes in working capital provided $1.7 million in cash.  Cash was provided by an increase in accounts payable of $0.8 million and an increase in accrued expenses of $0.3 million, and decreases in accounts receivable of $0.8 million and prepaid expenses of $0.1 million.

For the three months ended March 31, 2012, we generated $2.0 million of cash from operating activities.  Our net income for this period was $1.5 million and the non-cash addition of depreciation expense was $0.3 million. Changes in working capital consisting of a decrease in accrued expenses, accounts receivable, and prepaid expenses, and increases in accounts payable and accrued expenses provided $0.4 million of cash.

Investing Activities

During the three months ended March 31, 2013, we used $3.9 million in investing activities, all consisting of the purchase or fabrication of capital assets.

During the three months ended March 31, 2012, we used $0.3 million in investing activities, all consisting of the purchase or fabrication of capital assets.

Financing Activities

During the three months ended March 31, 2013, financing activities generated $0.2 million in cash, consisting of drawing $1.0 million under our revolving credit facility offset by principal payments of $0.8 million on our term loan.

During the three months ended March 31, 2012, financing activities generated $0.1 million in cash, resulting from draws made on our debt facilities.

On October 26, 2012, Aly Energy closed on the acquisition of Austin Chalk with the proceeds of an issuance of common stock of $13.2 million before stock issuance costs of $0.7 million and term loan borrowings in the amount of $8.3 million before debt issuance costs of $0.5 million, borrowed under our credit facility with Wells Fargo.  The executed credit agreement with Wells Fargo, entered into simultaneously with the closing of the Austin Chalk acquisition, provides for an $8.3 million term loan facility with a maturity date of October 26, 2016, and a $5.0 million revolving credit facility with a maturity date of October 26, 2016.  The credit agreement contains customary events of default and covenants including restrictions on our ability, and the ability of Austin Chalk, to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, grant liens and sell assets. In addition, the credit agreement contains certain financial covenants including requirements to maintain (1) a consolidated funded debt to EBITDA ratio of not more than (a) 2.50 to 1.00 for the fiscal quarter ended December 31, 2012, and (b) 2.00 to 1.00 for any fiscal quarter ending on or after March 31, 2013, and (2) a fixed charge coverage ratio of not less than 1.5 to 1.0.  Our obligations under the agreement are guaranteed by Austin Chalk and secured by substantially all of our assets and the assets of Austin Chalk.

The term loan is repayable in quarterly installments of $0.4 million.  Borrowings under the credit facility bear interest, at our option, at the base rate or LIBOR. The annual interest rate on each base rate borrowing is (a) the greatest of Wells Fargo’s Prime Rate, the Federal Funds Rate plus 0.5% and the one-month LIBOR rate on such day plus 1.00%, plus (b) a margin between 2.50% and 3.50% (depending on the then-current leverage ratio).  The interest rate on each LIBOR loan will be the LIBOR rate for the applicable interest period plus a margin between 3.50% to 4.50% (depending on the then-current leverage ratio). At March 31, 2013, there was $7.4 million of outstanding borrowings under the term loan and $1.0 million outstanding under the revolving credit facility.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. For a detailed discussion on the application of these and other accounting policies, see Note B in the Notes to the Consolidated Financial Statements included elsewhere in this document. Our preparation of our financial statements requires us to make estimates and assumptions that effect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition: We provide rental equipment, oilfield services and drilling services to our customers at per-day contractual rates. We recognize revenue when it is realized or realizable and earned. The determination of whether revenue is realizable is determined based on management’s judgment and experience.

Property, Plant and Equipment: Property, plant and equipment are recorded at cost less accumulated depreciation. Maintenance and repairs, which do not improve or extend the life of the related assets, are charged to expense when incurred. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operating income.

The cost of property and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets, which range from seven to 39 years. The determination of useful life requires management to make estimates and judgments, including how long the equipment will last given normal maintenance.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are stated at the amount billed to customers and are ordinarily due upon receipt. We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Provisions for doubtful accounts are recorded when, in the judgment of management, it is deemed probable that the customer will not make the required payments at either the contractual due dates or in the future.

Goodwill, Intangible Assets and Amortization: Goodwill is not amortized, but instead is analyzed on a qualitative basis for indicators of impairment at least annually. To the extent it is determined, based on management’s judgment, that the probability of the fair value of our reporting unit exceeding the carrying value of the reporting unit is 50% or lower (“more-likely-than-not” threshold), then we would proceed to the two-step impairment test as defined in Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 350, Intangibles - Goodwill and Other, as amended in September 2011.

Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized, which determinations are made based on management’s judgment.

Impairment of Long-Lived Assets: Long-lived assets, which include property, plant and equipment, and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The determination of estimated undiscounted future net cash flows, excluding interest expense, requires management to make judgments and estimates, which may not be accurate.

Income Taxes: Income taxes are provided for the tax effects of transactions reported in financial statements and consist of taxes currently due plus deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities.

The components of the deferred tax assets and liabilities are individually classified as current and non-current based on balance sheet classification of the items on which those temporary differences arose. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We are subject to the Texas Margin Tax, which is determined by applying a tax rate to a base that considers both revenue and expenses and therefore has the characteristics of an income tax.

We follow guidance issued by the Financial Accounting Standards Board (“FASB”) in accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. We had no uncertain tax positions as of December 31, 2012.

We record income tax related interest and penalties, if applicable, as a component of the provision for income tax expense. However, there were no amounts recognized relating to interest and penalties in the statement of income for the period from inception (July 17, 2012) through December 31, 2012. None of our federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities. However, fiscal year 2012 and later remain subject to examination by the IRS and respective states.

We file a consolidated tax return.

We believe that there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within 12 months of the reporting date.

Recently Issued Accounting Standards

For a discussion of new accounting standards, see the applicable section in Note B to our Consolidated Financial Statements included in the financial statements of Aly Energy Services Inc. included as Exhibit 99.1 to this Report.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, other than normal operating leases and employee contracts, that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures, or capital resources.

Directors and Executive Officers

Biographical Information

The table below sets forth information about our directors and executive officers:

Name	Age	Position

Munawar H. Hidayatallah	69	Chairman and Chief Executive Officer
Mark Patterson	54	President and Chief Operating Officer
Alya Hidayatallah	38	Chief Financial Officer
Kurt Chew	51	President, Austin Chalk Petroleum Services, Inc.
Ali H M Afdhal	68	Director
Allen S. Morton	61	Director
Kouros Sariri	57	Director
Saeed M. Sheikh	76	Director
Nadine C. Smith	56	Director
Zane Tankel	73	Director

Munawar H. “Micki” Hidayatallah has served on the board of directors of Aly Energy since it was founded in July 2013, and has served as our director since the Share Exchange.  Mr. Hidayatallah founded Aly Energy in 2012 and has served as its chairman and chief executive officer since such date and also served as its chief financial officer during 2012.  From 2001 to 2011, he served as chairman, chief executive officer and a director of Allis-Chalmers Energy Inc. (“Allis-Chalmers”), where he was responsible for the overall management of the company. From 2004 to 2010, Allis-Chalmers’ revenue increased by more than tenfold (from $47.7 million to $659.7 million) and market capitalization increased by over seven times (from $72.2 million to $565.4 million) while the focus of Allis-Chalmers was transformed to drilling and completion and rental services. In February 2011, Archer Ltd. acquired Allis-Chalmers for $1.1 billion.  Mr. Hidayatallah began his career at a major conglomerate in Pakistan with holdings in publishing, hotels, progressive manufacturing of automobiles and trading.  During that time, Mr. Hidayatallah served as a senior executive and a member of the board of directors.  In 1972, Mr. Hidayatallah came to the United States and undertook several successful entrepreneurial ventures through opportunistic purchases in areas such as cement processing, hotel and resorts, vending and cafeteria management and franchising and distribution of dairy products.  From 1982 to 1994, he served as president and chief executive officer of Crescott Inc., a holding company with interests in financial services, food processing and franchising, as well as President and chief executive officer of its subsidiary, Beverly Hills Securities Company.  In 1994, Mr. Hidayatallah was appointed Executive Vice President of Corporate Development and member of the board of directors of IRI International Corporation (“IRI”) and in 1997 was appointed chief financial officer.  IRI was a manufacturer and distributor of oil rigs, workover rigs, fishing tools, top drives and other ancillary products.  As chief financial officer, Mr. Hidayatallah oversaw IRI’s initial public offering and listing on the New York Stock Exchange.  Mr. Hidayatallah remained in that position until 2000, when National Oilwell Varco, Inc. acquired IRI. In 2000, Mr. Hidayatallah formed OilQuip Rentals, Inc., which acquired Mountain Compressed Air Inc. as a platform acquisition and then merged with Allis-Chalmers in 2001. Mr. Hidayatallah is a qualified chartered accountant and serves as a director and as Chairman of the Audit Committee of Stewart & Stevenson LLC.  As our founder and having approximately 20 years of experience in the oil field services industry, Mr. Hidayatallah brings a unique knowledge, direction and perspective of our business, strategy and industry to the board of directors.

Mark C. Patterson has served as our President, Chief Operating Officer and Secretary since the Share Exchange, and has served as President and Chief Operating Officer of Aly Energy since its inception. He worked with Mr. Hidayatallah at Allis-Chalmers as the President of the Rental Division and as a member of the Executive Team as Senior Vice President of the Rental Services Segment from 2008 to 2011. He is also a consultant for merger and acquisition opportunities focused in the oilfield services marketplace. During his tenure at Allis-Chalmers, Mr. Patterson directed and managed the complete merger and reorganization of the Rental Services Division. Mr. Patterson was responsible for integrating and expanding Allis-Chalmers’ product fleet and geographical presence. As a result of his efforts, Allis-Chalmers expanded into new and additional international markets such as Colombia and Brazil. Mr. Patterson also opened a new service facility through a joint venture in the Kingdom of Saudi Arabia, where he served as a member of the board of directors. Additionally, Mr. Patterson was instrumental in facilitating the acquisition of American Well Control by Allis-Chalmers, and the integration of American Well Control into Allis-Chalmers’ Rental Segment. The successful merger and integration of American Well Control marked the first manufacturing company bought by Allis-Chalmers. Mr. Patterson’s 33 years of experience includes sales, business development, division and segment management, mergers, acquisitions, joint venture creation, and consulting, both domestically and internationally.

Alya H. Hidayatallah became chief financial officer of Aly Energy in January 2013, and will be our chief financial officer. Previously, from 2005 through 2012, she served as Director of Planning and Budgeting at Allis-Chalmers, which was acquired in 2011 and subsequently named Archer. From 2000 until 2004, Ms. Hidayatallah was a Financial Analyst and Senior Financial Analyst in the Financial Restructuring Group of Houlihan Lokey Howard & Zukin. Ms. Hidayatallah graduated summa cum laude with a degree in Business Economics from the University of California at Los Angeles in 1997. Ms. Hidayatallah is Mr. Hidayatallah’s daughter.

Ali H M Afdhal has served on the board of directors of Aly Energy since October 2012, and has served as our non-executive Vice Chairman of the Board and a director since the Share Exchange. Since 2001, he has operated and managed his family's international property portfolio and agricultural interests. He also served as a director of Allis-Chalmers Energy Inc. from 2006 to 2009. Mr Afdhal is a graduate of the Institute of Chartered Accountants in England and Wales.  Mr. Afdhal’s qualifications to serve on our board include his substantial oil field services industry expertise.

Kurt Chew has 35 years of experience in creating companies and servicing the Oil & Gas Industry. He founded Austin Chalk in 2001 and upon the sale of Austin Chalk to Aly Energy Services in 2012, he remains and continues to run this company on a daily basis. In 2005 Mr. Chew co-founded B.E.G. Liquid Mud, LLC, which specialized in pre-mixed liquid drilling mud to the Oil and Gas Industry with facilities in three locations and utilized his fabricating experience to design and build the liquid mud plants. B.E.G. Liquid Mud Services was acquired by Omni Energy Services in 2008. Mr. Chew also co-founded Worldwide Deepwater Solutions, LLC in 2009. WDS continues to offer experienced technical support services in Project Management, Drilling and Completions Operations and Asset Integrity Management Services internationally and domestically.

Allen S. Morton has served on the board of directors of Aly Energy since May 2, 2013, and has served as our director since the Share Exchange. Mr. Morton is currently Managing Director and Head of the Houston office of FBR Capital Markets & Co. Mr. Morton has held positions of increasing responsibility in the securities industry from 1980 through 2012, including as a Managing Director of RBC Capital Markets from 2001 to 2012. Mr. Morton holds a B.A. from Williams College and an MBA from New York University.  Mr. Morton’s qualifications to serve on our board include his financial expertise and experience in advising oil field services companies.

Kouros Sariri has served on the board of directors of Aly Energy since October 2012, and has served as our director since the Share Exchange. Mr. Sariri is the founder and CEO of Frequency Management International (FMI) Inc. Founded in 2003, FMI is a manufacturer of high reliability & extreme environment electronic components used in advanced electronic system applications. In 2003 Mr. Sariri also founded Chronos Technology (merged with FMI) which serves in a Research and Development capacity, conducting advanced research in the area of extreme environment electronic circuit design and related manufacturing processes. Innovations envisioned and introduced by Mr. Sariri have been used in commercial satellites and scientific/robotic space missions as well as in numerous oil, gas and geothermal fields worldwide. Frequency Management International is a globally recognized brand for the high reliability solutions used successfully in LWD, MWD, wire-line and digital oilfield systems. Mr. Sariri was the Vice President of Engineering and Manufacturing at OE Waves (2001-2002), an optoelectronic technology startup associated with the California Institute of Technology & NASA, specializing in patented optical and RF signal generation used in advanced radar and communications systems. From 1987 to 2000, Mr. Sariri served as the Senior Applications Engineer, Engineering Manager, Executive Vice President and President at Q-Tech Corp., a manufacturer of electronic components. Mr. Sariri holds B.S. and M.S. degrees in Electrical Engineering from the University of California, Los Angeles (UCLA) and an MBA from the Anderson School of Management at UCLA.  Mr. Sariri’s qualifications to serve on our board include his experience in founding and managing successful entrepreneurial companies.

Saeed M. Sheikh has served on the board of directors of Aly Energy since October 2012, and has served as our director since the Share Exchange. He founded Star Trading & Marine, Inc., a transportation and shipping company, in 1973 and has served as its President since inception. In 1991, Mr. Sheikh was appointed to serve as the Honorary Consul General of Pakistan in Baltimore, Maryland. He served in this capacity from 1991 until 1993 and then again from 1997 until 1999. Mr. Sheikh served as Executive Vice President of Crescent Marine Co, Inc. from 1969 until 1973, where he was responsible for all ship chartering functions. In 1969, Mr. Sheikh moved to the United States from Pakistan to serve as a Commercial Officer in the Embassy of Pakistan. Mr. Sheikh graduated from the Halley College of Commerce in Lahore, Pakistan.  Mr. Sheikh’s qualifications to serve on our board include his substantial oil field services industry expertise gained as a former director of Allis-Chalmers.

Nadine Smith has served on the board of directors of Aly Energy since October 2012, and has served as our director since the Share Exchange. Ms. Smith is currently the President and Chairman of La Cortez Energy, Inc., an oil and gas exploration company operating in South America, and has served on its board of directors since February 2008. During her time at La Cortez Energy, she also served as vice president, interim chief financial officer and interim treasurer. Previously Ms. Smith was a management consultant with McKinsey & Company and an investment banker in the Houston office of The First Boston Corporation. Ms. Smith has previously served as a director and on the Audit, Compensation, and Corporate Governance Committees of several public companies including WaferGen Bio-systems, Inc., Patterson-UTI Energy Inc., Gran Tierra Energy Inc., American Retirement Corporation (currently Brookdale Senior Living, Inc.) and Loreto Resources Corporation. Ms. Smith holds a B.S. in economics from Smith College and an MBA from Yale University.  Ms. Smith’s qualifications to serve on our board include her financial expertise and experience in the energy industry.

Zane Tankel has served on the board of directors of Aly Energy since October 2012, and has served as our director since the Share Exchange. Mr. Tankel is the Chairman and CEO of Apple-Metro, Inc., a multi-unit operator of family restaurants in the New York metropolitan area, which he co-founded in 1994. Mr. Tankel was a director of Morton’s Restaurant Group, Inc. from February 2006 until February 2012, and a director of Allis-Chalmers Energy Inc. from February 2007 until February 2011. Prior to 1994, he served as the President and CEO of Collier Graphics Services (from 1964 to 1990) and founder/partner of a radio station (WJYR-FM, from 1989 to 1994), a music management company (American Entertainment Management, from 1975 to 1982) and a public relations company (Sage Communications, from 1982 to 1986). Mr. Tankel is a graduate of the University of Pennsylvania’s Wharton School of Business.  Mr. Tankel’s qualifications to serve on our board include his substantial oil field services industry expertise.

Director Independence

As a result of completing the Share Exchange, we now have seven directors serving on our board of directors. We are not a listed issuer and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the NYSE Mkt, however, all of our directors except Mr. Hidayatallah are independent.

Board Committees and Charters

Audit Committee.  Our board of directors has established an Audit Committee. The members of the Audit Committee are Nadine C. Smith (Chair) and Ali Afdhal. Each of such members is independent in accordance with the independence standards for audit committees under the NYSE Mkt listing rules. Our board of directors has determined that Ms. Smith is an “audit committee financial expert” as defined in the SEC rules.  The purpose of the Audit Committee is to provide general oversight of our financial reporting and disclosure practices and system of internal controls; to be directly responsible for the appointment (subject to stockholder ratification), termination, and compensation of our independent auditors; to review with our independent auditors the scope of the audit for the year and the results of the audit when completed; to determine and approve engagements of our independent auditors for any non-audit services; to review all relationships that may reasonably be thought to bear on independence of our independent auditors; and to review and discuss with management and, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures.

Compensation Committee. Our board of directors has established a Compensation Committee. The members of the Compensation Committee are Zane Tankel (Chair) and Allen Morton. Each of such members is independent in accordance with the independence standards for compensation committees under the NYSE Mkt listing rules.  The purpose of the Compensation Committee is to oversee our overall compensation strategies and policies; to review and determine the compensation to be paid to the Company’s executive officers and directors; to review and approve disclosure relating to compensation in reports that we file with the SEC, to administer benefit plans and to select any consultants who may advise us as to compensation matters.

Nominating Committee. Our board of directors has not yet determined whether or not to appoint a Nominating Committee.

Code of Ethics

Effective May 15, 2013, we adopted a Code of Business Conduct and Ethics (which includes code of ethics provisions applicable to our directors, principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers).  The Code of Business Conduct and Ethics will be available in the Investor Relations section of our corporate website that we intend to maintain.  Copies of the Code of Business Conduct and Ethics are available without charge by contacting us at (713) 333-4000.

Stockholder Communications

Although we do not have a formal policy regarding communications with our board of directors, stockholders may communicate with the board of directors by writing to us at Aly Energy Services, Inc. 3 Riverway, Suite 920, Houston, Texas 77056, Attention: Chief Financial Officer. Stockholders who would like their submission directed to a member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Board Structure

We have chosen to combine the chief executive officer and Chairman of the board of directors positions. We believe that this board of directors leadership structure is the most appropriate for us. Because we are a small company, it is more efficient to have the leadership of the board of directors in the same hands as the chief executive officer. The challenges faced by us at this stage – obtaining financing and implementing our business and marketing plan – are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Board Assessment of Risk

Our board of directors oversees our risk management function. Our management intends to keep the board of directors apprised of material risks and provide directors access to all information necessary for them to understand and evaluate how these risks interrelate and how management addresses those risks. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. Currently, the primary risks affecting us are our ability to grow our business and manage our expected growth.

Board Diversity

While we do not have a formal policy on diversity, our board of directors considers diversity to include the skill set, background, reputation, type and length of business experience of our board of directors members as well as a particular nominee’s contributions to that mix. Our board of directors believes that diversity brings a variety of ideas, judgments and considerations that benefit our stockholders and us. Although there are many other factors, the board of directors seeks individuals with experience in operating growing businesses.

Executive Compensation

The following information is related to the compensation – a paid to our executive officers serving as such in 2012 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)		Total ($)

Munawar H. Hidayatallah	2012	$53,077	–		$53,077
Chairman and Chief Executive Officer (1)

Mark Patterson	2012	31,846	$32,243		64,089
President and Chief Operating Officer (2)

Kurt Chew.	2012	223,461	3,565,325	(3)	3,788,786
President, Austin Chalk Petroleum Services, Inc.	2011	220,000	242,677	(3)	462,677
__________________
(1)	Mr. Hidayatallah became Chairman and chief executive officer of Aly Energy in July 2012.
(2)
Mr. Patterson became President and Chief Operating Officer of Aly Energy on October 26, 2012. Prior to that time, Mr. Patterson was a consultant to Aly Energy, and in that capacity received conslting fees, consisting of $26,500 in fees and $5,743 in expense reimbursements, which amounts are reflected in “All Other Compensation” in the table.

(3)	Reflects distributions received by Mr. Chew as the sole stockholder of Austin Chalk prior to the acquisition of Austin Chalk by Aly Energy.

Executive Employment Agreements

Aly Energy

Each of the Employment Agreements described below was entered into by Aly Energy prior to the Share Exchange. We assumed each agreement effective with the closing of the Share Exchange. Each person’s title with Aly Energy is identical with the Combined Company.

Effective May 2013, Aly Energy entered into an employment agreement with Mr. Hidayatallah to serve as our Chairman and chief executive officer. The term of the agreement expires December 31, 2016. Mr. Hidayatallah is paid a base salary of $420,000 per year and is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones. The bonus will range from 80% to 120% of base salary if pre-established performance milestones are met. No bonus will be payable in such periods if we do not achieve at least 90% of the EBITDA (earnings before interest, taxes, depreciation and amortization) forecast approved by the board of directors of Aly Energy for the applicable year. Mr. Hidayatallah is also entitled to receive 50% of the shares allocated to the management team in the equity compensation plan that adopted in May 2013. The agreement also restricts Mr. Hidayatallah from competing with us for a two-year period after termination of his employment.

Effective February 2013, Aly Energy entered into an employment agreement with Mr. Patterson to serve as our President and Chief Operating Officer. The term of the agreement expires December 31, 2016. Mr. Patterson is paid a base salary of $210,000 per year (increasing to $250,000 per year effective January 1, 2014), and is entitled to receive 1,000 shares of Aly Energy common stock per month through December 31, 2013, and is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones. For 2013, if these performance milestones are met, Mr. Patterson’s bonus will be $100,000. In subsequent years, the bonus will range from 40% to 80% of base salary if pre-established performance milestones are met. No bonus will be payable in such periods if we do not achieve at least 90% of the EBITDA forecast approved by the board of directors of Aly Energy for the applicable year. Mr. Patterson is also entitled to receive 20% of the shares allocated to the management team in the equity compensation plan that was adopted in May 2013. The agreement also restricts Mr. Patterson from competing with us for a two-year period after termination of his employment.

Effective February 2013, Aly Energy entered into an employment agreement with Ms. Hidayatallah to serve as our chief financial officer. The term of the agreement expires December 31, 2016. Ms. Hidayatallah is paid a base salary of $200,000 per year and is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones. The bonus will range from 40% to 80% of base salary if pre-established performance milestones are met. No bonus will be payable in such periods if we do not achieve at least 90% of the EBITDA forecast approved by the board of directors of Aly Energy for the applicable year. Ms. Hidayatallah is also entitled to receive 5% of the shares allocated to the management team in the equity compensation plan that was adopted in May 2013. The agreement also restricts Ms. Hidayatallah from competing with us for a two-year period after termination of her employment.

Austin Chalk

Effective October 2012, Austin Chalk entered into an employment agreement with Kurt Chew to serve as its President. The term of the agreement expires October 26, 2015. Mr. Chew is paid a base salary of $220,000 per year and is eligible to receive an annual performance bonus of between 40% to 100% of base salary based upon the achievement of goals set by the Compensation Committee of the board of directors. The agreement also restricts Mr. Chew from competing with us for a two-year period after termination of his employment.

Termination Provisions

Each of Munawar Hidayatallah, Mark Patterson and Alya Hidayatallah will receive 24 months of base salary, and Mr. Chew will receive 12 months of base salary, upon their respective resignation with good reason or dismissal without cause. They will not be entitled to severance payments in connection with a termination of their employment upon death, disability, dismissal without cause, a change of control or the non-renewal of their employment at the board of directors’ discretion.

“Good reason” in the above agreements generally includes the material diminution of the executives’ duties, any material reduction in base salary and the relocation of the geographical location where the executive performs services.

“Cause” in the above agreements means that employee (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of employee’s duties with respect to Aly Energy or any of its affiliates, (b) has refused without proper legal reason to perform employee’s duties and responsibilities to Aly Energy or any of its affiliates, (c) has breached any provision of the agreement, (d) has materially breached any provision of any written agreement or corporate policy or code of conduct established by Aly Energy or any of its affiliates (and as amended from time to time), (e) has engaged in conduct that is materially injurious to Aly Energy or any of its affiliates, (f) has disclosed without specific authorization from Aly Energy confidential information of Aly Energy or any of its affiliates that is injurious to any such entity, (g) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to Aly Energy or any of its affiliates or (h) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

Outstanding Equity Awards at Fiscal Year End

Preferred Voice and Aly Energy did not have an equity incentive plan in place, or any outstanding equity awards, as of December 31, 2012. On May 2, 2013, the board of directors adopted, and on May 13, 2013, the stockholders of Aly Energy approved, the Aly Energy Services, Inc. Omnibus Incentive Plan (the “Plan”), pursuant to which Aly Energy may issue up to 340,000 shares of Aly Energy common stock upon the exercise of stock options (which options to purchase the 340,000 shares of Aly Energy common stock were granted under the Plan on May 2, 2013, at an exercise price of $4.00 per share), which Plan was assumed by Preferred Voice as a result of the Share Exchange and became a plan covering, and options to acquire, 6,769,400 shares of Combined Company common stock at a purchase price of $0.20 per share.

Director Compensation

Neither Preferred Voice nor Aly Energy compensated its directors for their service in fiscal 2012. In 2013, Aly Energy granted stock options to its directors, as provided in “Adoption of Equity Awards Plan” below.

Related Person Transactions

Aly Energy Stock Purchase

On October 26, 2012, Aly Energy sold an aggregate of 3,415,750 of its shares of common stock for a purchase price of $4.00 per share to obtain the initial funding of Aly Energy to acquire Austin Chalk. The purchasers of such shares included our directors and executive officers, including entities with which they are affiliated, in the following amounts:

Purchaser	Number of Shares
Micki Hidayatallah	500,000
Ali Afdhal	625,000
J. Steven Emerson	620,000
Zane Tankel	250,000
Kouros and Mariana Sariri	125,000
Nadine C. Smith	62,500
Saeed M. Sheikh	106,250

Stock Purchase of Austin Chalk

In October 2012, Aly Energy completed its acquisition of Austin Chalk from Kurt Chew, the president of Austin Chalk, for $22.5 million, of which $17.9 million (net of cash acquired) was paid in cash, a payable of $0.8 million and $3.8 million was in the form of preferred stock of Aly Energy.

Lease Agreement with Kurt Chew, President of Austin Chalk

Austin Chalk leases certain of its facilities from Kurt Chew LLC, a limited liability company owned by Kurt Chew. Rent paid to Kurt Chew LLC was approximately $48,000 in 2012 and 24,000 in 2011. The term of the current lease on the property is until December 31, 2014, with rent at a rate of $57,000 per year. Austin Chalk has the option to extend the lease term by an additional three year period.

Stock Purchase of Preferred Voice Stock

On May 14, 2013, Preferred Voice, Aly Energy and the common stockholders of Aly Energy entered into the Exchange Agreement, as described in Item 1.01 above, which information is incorporated by reference here. The numbers of shares of Preferred Voice common stock issued to each of our directors and executive officers are reflected in the table under the caption “Security Ownership of Certain Beneficial Owners and Management” in Item 1.01 above, which information is incorporated by reference here.

Adoption of Equity Awards Plan

In May 2013, Aly Energy adopted the Aly Energy Services, Inc. Omnibus Incentive Plan (the “Plan”) and reserved 340,000 shares of common stock under the Plan for grants of awards, including stock options. At the time of adoption of the Plan, all the shares reserved under the Plan were granted in the form of stock options to various executives and directors of Aly Energy, which converted to shares of Combined Company common stock in connection with the Exchange, as follows:

Individual	Number of Aly Energy Shares	Number of Combined Company Shares into which Converted
Micki Hidayatallah	170,000	3,384,700
Alya Hidayatallah	40,000	796,400
Mark Patterson	68,000	1,353,880
Nadine Smith	20,000	398,200
Ali Afdhal	8,400	167,244
Allen Morton	8,400	167,244
Kouros Sariri	8,400	167,244
Zane Tankel	8,400	167,244
Saeed Sheikh	8,400	167,244

The stock options have a ten year term and will become exercisable only if (i) a Change in Control (as defined in the Plan) occurs and the per share price of the common stock is at least $8 per share in the Change in Control or (ii) an Initial Public Offering (as defined in the Plan) occurs and the per share price of the common stock is at least $8 per share at any time during the six month period following the Initial Public Offering. The Plan contains customary adjustment provisions in the event of, amongst other things, the Share Exchange. Preferred Voice assumed the Plan and the options in the Share Exchange.

We intend to adopt a stock incentive plan providing for approximately 10% of our fully diluted shares of common stock to be available for equity awards to employees and directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of May 14, 2013, after giving effect to the Share Exchange, by (i) each person or group who is known by us to beneficially own more than 5% of our common stock; (ii) each director; (iii) our president, our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group. Except as indicated in the footnotes to this table, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. Each of our executive officers and directors may be contacted at 3 Riverway, Suite 920, Houston, Texas 77056. The information in this table is based upon 74,137,767 shares of common stock outstanding, after giving effect to the Share Exchange.

	Common Stock
Name	Number of Shares Beneficially Owned	Percent of Class
J. Steven Emerson (1)	13,241,516	17.9%
Munawar Hidayatallah	9,955,000	13.4%
Cydas Investments Ltd. (2)	12,443,750	16.8%
Nezam Afdhal (3)	6,221,875	8.4%
Armand Neff and Christoph Luthy (4)	5,973,000	8.1%
Zane Tankel	4,977,500	6.7%
Saeed M. Sheikh	2,115,438	2.9%
Nadine C. Smith	1,244,375	1.7%
Mark Patterson	29,820	*
Kurt Chew	0	*
Alya Hidayatallah	0	*
Allen S. Morton	0	*
Kouros Sariri (5)	2,488,750	3.4%
Ali H M Afdhal (2)	0	*
All 10 directors and officers as a group	21,038,463	28.4%

* Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)
Includes 9,955,000 shares held in Mr. Emerson’s retirement accounts and 1,196,600 shares held by Emerson Partners. Mr. Emerson’s address is c/o TR Winston, 1999 Ave of the Stars #2530, Los Angeles, California 90067.

(2)
Cydas Investments Limited (address: PO Box 437, 13 Castle Street, St. Heller, Jersey JE4 0ZE, Channel Islands) is owned equally by Ali Afdhal’s daughter (Laily Shirazi) and brother (Muhsin Afdhal).  Mr. Ali Afdhal disclaims any beneficial ownership in the shares of common stock owned by Cydas Investments.

(3)	Mr. Nezam Afdhal’s address is 59 Pier 7, Charlestown, Massachusetts 02129.
(4)	Held of record by Makini Enterprises S.A., whose address is c/o Prisma International Ltd. Bahnhofstrasse, PO Box 1055, CH-6304 Zug, Switzerland.
(5)	Consists of 816,589 shares held in Mr. Sariri’s retirement account, 550,591 shares held in Mr. Sariri’s spouse’s retirement account, and the remainder held jointly by Mr. Sariri and his spouse.

Ali Afdhal and Nezam Afdhal are brothers.  Each disclaims any beneficial ownership in the shares of common stock owned by the other.

Market Price and Dividends on our Common Equity and Related Stockholder Matters

Market Information

Our common stock has been listed on the OTC Electronic Bulletin Board under the symbol “PRFV”. As a result of completing the Share Exchange, we changed the trading symbol of the common stock to “ALYE” effective May 23, 2013.  The following table indicates the quarterly high and low bid price for the common stock on the OTC Electronic Bulletin Board for the two fiscal years ending June 30, 2012, for the transition period of July 1, 2012, through December 31, 2012 (resulting from Preferred Voice’s change to a December 31 fiscal year end, effective December 31, 2012) and for fiscal 2013 through the date of closing of the Share Exchange. Such inter-dealer quotations do not necessarily represent actual transactions and do not reflect retail mark-ups, markdowns or commissions.

Fiscal Year 2013	High	Low
2nd Quarter (April - May 14, 2013)	$0.09	$0.09
1st Quarter (January - March 2013)	$0.10	$0.04

Transition Period	High	Low
3rd Quarter (October - December 2012)	$0.07	$0.02
2nd Quarter (July - September 2012)	$0.07	$0.06
1st Quarter (April - June 2012)	$0.07	$0.06

Fiscal Year 2012	High	Low
4th Quarter (January - March 2012)	$0.05	$0.04
3rd Quarter (October - December 2011)	$0.07	$0.04
2nd Quarter (July - September 2011)	$0.07	$0.06
1st Quarter (April - June 2011)	$0.06	$0.06

Fiscal Year 2011	High	Low
4th Quarter (January - March 2011)	$0.06	$0.04
3rd Quarter (October - December 2010)	$0.05	$0.04
2nd Quarter (July - September 2010)	$0.20	$0.04
1st Quarter (April - June 2010)	$0.25	$0.20

Holders
The number of holders of record of our common stock as of May 14, 2013, after giving effect to the Share Exchange, was 56. This number does not include an undetermined number of stockholders whose stock is held in “street” or “nominee” name.

Equity Repurchases

We have not repurchased any of our equity securities during the past two years.

Dividends

In the past, we have not distributed earnings to our stockholders. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. For example, our credit agreement with Wells Fargo limits our ability to pay dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not have in effect any compensation plans under which our equity securities are authorized for issuance, and we did not have any outstanding stock options, at December 31, 2012. During 2013, Aly Energy’s board of directors and stockholders adopted, and Aly Energy’s stockholders approved, a new equity compensation plan pursuant to which 6,769,400 shares of common stock are reserved for future issuance pursuant to options granted under such plan.

Shares Eligible for Future Sale

Upon the consummation of the Share Exchange, we had 74,137,767 shares of common stock outstanding, of which our directors and executive officers own approximately 33.5 million shares. Of the 74,137,767 shares held by our stockholders, 6,130,184 shares are freely tradeable. No shares issued in connection with the Share Exchange can be publicly sold under Rule 144 of the Securities Act until 12 months after the filing of this Report (or May 14, 2014). In general, Rule 144 provides that any non-affiliate of Aly Energy, who has held restricted common stock for at least 12-months, is entitled to sell their restricted stock freely, provided that we remain current in our SEC filings. After 12-months, a non-affiliate may sell without any restrictions.

Once the 12-month period has lapsed, an officer, director or other person in control of us may sell shares of common stock subject to the following restrictions: (i) we are current in our SEC filings, (ii) certain manner of sale provisions, (iii) filing of Form 144, and (iv) volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Penny Stock Regulations

The SEC has adopted regulations, which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 (excluding primary residence), or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Recent Sales of Unregistered Securities

On May 14, 2013, in connection with the Share Exchange, Preferred Voice issued 68,007,583 shares of common stock to the stockholders of Aly Energy. The shares were sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. All of the securities so issued included a restrictive legend indicating that the shares are deemed to be “restricted securities.” As a result, such recipients of the shares will not be able to resell the shares unless pursuant to a registration statement or upon reliance of an applicable exemption from registration under the Securities Act.

Description of Common Stock

General

We are authorized to issue up to 100 million shares of common stock, par value $0.001 per share. After giving effect to the Share Exchange, 74,137,767 shares of common stock are outstanding. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership and control of approximately 28% of our issued and outstanding common stock by our executive officers and directors as a group and the lack of cumulative voting, makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the company by replacing its board of directors.

Anti-takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent And Registrar

Our independent stock transfer agent is Computershare. Their mailing address is 250 Royall Street, Canton, Massachusetts 02021, and their telephone number is 781-575-2000.

Indemnification of Directors and Officers

Our certificate of incorporation provides that none of our directors will be personally liable to us, or our stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability:

▪	for any breach of the director’s duty of loyalty to us or our stockholders;
▪	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
▪	under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or
▪	for any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is, or threatened to be, made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a stockholders’ derivative action, against any directors and officers (or a director or officer sues us). This limitation is designed to insure that if we are involved in litigation adverse to a director or officer, we do not have to pay for his legal fees. We plan to enter into Indemnification Agreements with each of our executive officers and directors.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Description of Aly Energy Preferred Stock

General

Aly Energy’s authorized capital comprises: 10,000,000 shares of common stock, par value $.01 per share, of which 3,415,750 shares are issued and outstanding; and 4,000,000 shares of Series A Preferred Stock (“Aly Preferred Stock”), all of which are issued and outstanding. Each outstanding share of Aly Energy common stock entitles the holder thereof to one vote per share on all matters. As a result of the Share Exchange, all of the shares of Aly Energy common stock are owned by Preferred Voice. The Aly Preferred Stock was issued to Kurt Chew, the President of Austin Chalk, in connection with the acquisition of Austin Chalk by Aly Energy, and all of the shares of Aly Preferred Stock are currently owned by Mr. Chew.

Specific Terms of the Aly Preferred Stock

The following describes, in general terms, the rights of the Aly Preferred Stock.

Voting Rights. The shares of Aly Preferred Stock do not have voting rights except as required by Delaware law.

Dividend Rights. The holders of shares of Aly Preferred Stock are entitled to receive a cumulative dividend of 5% per annum on the liquidation preference of the shares of Aly Preferred Stock, which liquidation preference was initially $1.00 per share. Dividends are payable by adding the amount of such dividends to the liquidation preference of the Aly Preferred Stock.

Liquidation, Dissolution or Winding up of Aly Energy. In the event of a liquidation, dissolution or winding up of Aly Energy, the holders of the Aly Preferred Stock shall be entitled to receive, prior to any payments made to the holders of Aly Energy common stock, their full liquidation preference, and any amount remaining for distribution after payment of the full liquidation preference shall be distributed to the holders of Aly Energy common stock.

Liquidity Event. Until October 26, 2017, in the event of a liquidity event, defined generally as any consolidation, reorganization, merger or other transaction in which the holders of Aly Energy common stock do not own at least 50% of the outstanding shares of the resulting entity, or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Aly Energy, the holders of Aly Preferred Stock shall be entitled to require that Aly Energy or its successor redeem the shares of Aly Preferred Stock in an amount equal to the greater of (a) 1.2 times the liquidation preference of the Aly Preferred Stock, and (b) the Per Share EBITDA Value. The “Per Share EBITDA Value” is an amount calculated based on the trailing 12 months of Austin Chalk EBITDA, any new capitalization of Austin Chalk, and the liquidation amount of all shares of Aly Preferred Stock.

Conversion Upon an IPO. In the event that Aly Energy were to conduct an initial public offering of its common stock, referred to as a traditional IPO, or is acquired by a company that is listed on a national securities exchange, referred to as a reverse IPO, then the holders of the Aly Preferred Stock have the right to elect to have the shares of Aly Preferred Stock either (1) converted into shares of Aly Energy common stock, or (2) redeemed by Aly. In the event of an election to convert the shares in a traditional IPO, the shares would convert into the number of shares equal to the Per Share EBIDA Value divided by the price of the common stock sold in the traditional IPO. In the event of an election to convert the shares in a reverse IPO, the shares would convert into the number of shares equal to the Per Share EBIDA Value divided by the weighted average closing price of the common stock of the acquiring entity for the 45 days following the closing of the reverse IPO. In the event of an election to have the shares of Aly Preferred Stock redeemed in connection with a traditional IPO or reverse IPO, the shares would be redeemed for the liquidation amount of the Aly Preferred Stock calculated as described above.

Holder Optional Redemption. During the period beginning on August 27, 2016, and ending on September 26, 2016, the holders of the Aly Preferred Stock have the right to require Aly Energy to redeem the shares of Aly Preferred Stock for the liquidation amount of the Aly Preferred Stock calculated as described above, which amount shall be paid 25% on the redemption date and the remainder being paid in three four quarterly installments with interest accruing at a rate of 8% per annum.

Aly Energy Optional Redemption. During the period beginning on October 26, 2016, and ending on October 26, 2017, or if Aly Energy notifies the holders of Aly Preferred Stock that it intends to effect a traditional IPO, reverse IPO or a liquidity event and the holders of Aly Preferred Stock do not elect to have the shares of Aly Preferred Stock converted or redeemed, then Aly Energy shall have the right to redeem the shares of Aly Preferred Stock for the liquidation amount of the Aly Preferred Stock calculated as described above, which amount shall be paid 25% on the date 30 days from the date Aly Energy informs the holders of Aly Preferred Stock of its intent to redeem the Aly Preferred Stock, and the remainder being paid in three four quarterly installments with interest accruing at a rate of 8% per annum.

Item 3.02 Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 2.01 of this Report, which disclosure is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this Report, which disclosure is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The directors of Preferred Voice prior to the Share Exchange, Mary G. Merritt and Scott Ogilvie, have resigned as directors effective upon the closing of the Share Exchange, and the new directors of the Combined Company, as set forth in Item 2.01 of this Report, have been appointed as the directors of the Combined Company. Similarly, the sole officer of Preferred Voice, Mary G. Merritt tendered her resignation, effective immediately following the filing of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and the new executive officers of the Combined Company, as set forth in Item 2.01 of this Report, have been appointed, all effective as of the date of the Share Exchange, other than with respect to the chief executive officer and chief financial officer, whose appointment was effective upon the resignation of Ms. Merritt as chief executive officer and principal financial officer.  For certain biographical and other information regarding the newly appointed officers and directors, and current chief executive officer and principal financial officer, see the disclosure under Item 2.01 of this Report, which disclosure is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

As contemplated by the Share Exchange Agreement, Preferred Voice amended its certificate of incorporation to change the name of Preferred Voice to “Aly Energy Services, Inc.”

Item 5.06 Change in Shell Company Status

Upon the consummation of the Share Exchange on May 14, 2013, the Combined Company ceased to be a “shell company” as defined in Rule 12b-2 of the Exchange Act. See the disclosure under Item 2.01 of this Report, which disclosure is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)
Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), audited consolidated financial statements for the fiscal years ended December 31, 2012 (Aly Energy and consolidated subsidiaries) and 2011 (Austin Chalk), are filed in this Report as Exhibit 99.1 and 99.2 and unaudited financial statements for the three months ended March 31, 2012 (Austin Chalk) and 2013 (Aly Energy and consolidated subsidiaries) are filed in this report as Exhibit 99.3.

(b)	Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Report as Exhibit 99.4
(c)	Shell Company Transactions. Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.
(d)	Exhibits. See Exhibit Index following the signature page of this Report, which is incorporated by reference here.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: July 31, 2013	By:	/s/ Alya Hidayatallah
Alya Hidayatallah
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Share Exchange Agreement dated May 14, 2013 by and among Preferred Voice, Inc., Aly Energy Services, Inc. and the stockholders of Aly Energy Services, Inc.
2.2	Stock Purchase Agreement, By and Between Aly Energy Services Inc. and Kurt Chew, dated as of September 27, 2012.
3.1	Certificate of Incorporation, filed on August 3, 1992 with the Secretary of State of Delaware
3.2	Certificate of Amendment, filed on May 2, 1994 with the Secretary of State of Delaware
3.3	Certificate of Amendment, filed on March 21, 1995 with the Secretary of State of Delaware
3.4	Certificate of Amendment, filed on July 27, 1995 with the Secretary of State of Delaware
3.5	Certificate of Amendment, filed on March 7, 1997 with the Secretary of State of Delaware
3.6	Certificate of Amendment, filed on April 27, 2007 with the Secretary of State of Delaware
3.7	Certificate of Amendment, filed on May 14, 2013 with the Secretary of State of Delaware
3.8	Bylaws of the Registrant
4.1	Aly Energy Services Inc. Investor Agreement dated October 26, 2013.
4.2*	Credit Agreement, dated as of October 26, 2012, among Aly Energy Services, Inc. and Wells Fargo Bank, National Association (as agent) and the other lenders named therein.
4.3*	Amendment No. 1 to Credit Agreement, dated as of April 13, 2013
4.4*	Amendment No. 2 and Waiver to Credit Agreement, effective May 14, 2013
10.1	Employment Agreement, dated February 13, 2013, by and between Aly Energy Services, Inc. and Munawar Hidayatallah
10.2	Employment Agreement, dated February 12, 2013, by and between Aly Energy Services, Inc. and Mark Patterson
10.3	Employment Agreement, dated February 12, 2013, by and between Aly Energy Services, Inc. and Alya Hidayatallah
10.4	Employment Agreement, dated February 12, 2013, by and between Aly Energy Services, Inc. and Kurt Chew
10.5	Amended and Restated Lease Agreement, dated 25th day of October, 2012, by and between Kurt Chew, LLC and Austin Chalk Petroleum Services Corp.
10.6	Aly Energy Services, Inc. Omnibus Incentive Plan
10.7	Form of Stock Option Agreement under the Aly Energy Services, Inc. Omnibus Incentive Plan
21.1	Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm
99.1	Audited consolidated financial statements of Aly Energy Services Inc.
99.2	Audited financial statements of Austin Chalk Petroleum Services Corp.
99.3*	Unaudited condensed financial statements as of March 31, 2012 (Austin Chalk) and 2013 (Aly Energy Services, Inc. and subsidiaries) and for the three months then ended
99.4	Pro forma financial statements
_________________
*           Filed herewith. All other exhibits previously filed.